EXHIBIT 99.1

Johnson Outdoors Reports Results for Fiscal Year 2025

RACINE, Wis., Dec. 12, 2025 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the fiscal year ending October 3, 2025.

“New product successes drove positive momentum in the second half of the year, resulting in a solid finish to our 2025 fiscal year,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “In the midst of ongoing uncertainties in the marketplace, we continue to invest and execute on our strategic priorities—innovation, operational efficiencies, and ecommerce. We are confident these are the right drivers for future company success.”

FISCAL 2025 RESULTS
After a slow start to the beginning of the fiscal year, the Company saw double-digit growth in the second half of the year.   Total revenue was essentially flat at $592.4 million versus fiscal 2024 revenue of $592.8 million.

  In Fishing, fiscal year revenue increased 2 percent driven primarily by the success of new products launched this year
  Diving sales were up 2 percent, due to modest improvements in market conditions across certain regions, as well as a favorable foreign currency translation impact on sales
  Camping and Watercraft Recreation revenue decreased 13 percent primarily due to the exit of the Eureka! brand. Excluding the impact of the Eureka! sales in the prior year, segment sales would have increased slightly year over year

Total Company operating loss was $16.2 million in fiscal 2025, compared to an operating loss of $43.5 million in the prior fiscal year. Gross margin increased to 35.1 percent in fiscal 2025, compared to 33.9 percent in the prior year. The improvement in gross margin between years was primarily due to improved overhead absorption and reduced inventory reserves over the prior year period. Additionally, cost savings initiatives helped offset increases in materials costs.

Operating expenses decreased from the prior year by $20.2 million due primarily to a $11.2 million goodwill impairment charge in the prior year, a decrease in promotional spending, as well as approximately $3.6 million of lower deferred compensation costs between years which is entirely offset in Other Expense.

Loss before income taxes was $9.3 million in fiscal 2025, compared to a pretax loss of $29.9 million in fiscal 2024. The improvement was mainly due to the increase in gross margin and the decrease in operating expenses discussed above.

Net loss for the fiscal year was $34.3 million, or $3.35 per diluted share, versus net loss of $26.5 million, or $2.60 per diluted share, in the last fiscal year. The Company recorded income tax expense of $25.0 million in 2025, compared to a tax benefit of $3.3 million in 2024.   In fiscal 2025, our effective income tax rate was impacted by a $25.9 million non-cash reserve on U.S. deferred tax assets. This reserve reflects the Company’s assessment of the realizability of deferred tax assets in light of recent operating losses and it may be released in future periods when profitability improves.

FOURTH QUARTER RESULTS
Due to the seasonality of the warm-weather outdoor recreation equipment industry, the Company’s fourth quarter results reflect industry-wide slowing of sales and production. Total Company net sales in the fiscal fourth quarter were $135.8 million, an increase of $30 million from the prior fiscal year fourth quarter’s sales. Operating loss of $8.2 million in the current year fourth quarter compared favorably to a loss of $42.8 million in the prior year fourth quarter. Gross margin improved over the prior year mainly due to increased sales volumes, lower promotional pricing and a decrease in reserves for inventory over the prior year fourth quarter. Loss before income taxes was $5.0 million in the current year quarter, compared to a loss of $39.7 million in the prior year fourth quarter. Net loss for the fourth quarter was $29.1 million compared to a loss of $34.3 million in fiscal 2024.

OTHER FINANCIAL INFORMATION
The Company reported cash and investments of $176.4 million as of October 3, 2025, a $14.4 million increase from the prior year, with no debt on its balance sheet. Depreciation and amortization were $20.6 million compared to $19.6 million in fiscal 2024. Capital spending totaled $16.0 million in fiscal 2025 compared with $22.0 million in fiscal 2024. In September 2025, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of October 10, 2025, which was payable on October 24, 2025.

“Despite an operating loss for the year, we drove positive cash flow from operations as we continued to reduce inventory levels thanks to our ongoing focus on improved operational efficiency,” said David W. Johnson, Chief Financial Officer. “Looking ahead, we will continue to strategically manage costs while at the same time making critical investments to strengthen the business.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, December 12, 2025. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; and Jetboil® outdoor cooking systems.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 11, 2024, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, which may affect market and economic conditions, and may have wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating results	October 3, 2025	September 27, 2024	October 3, 2025	September 27, 2024
Net sales	$135,762	$105,874	$592,415	$592,846
Cost of sales	86,645	81,001	384,322	391,866
Gross profit	49,117	24,873	208,093	200,980
Operating expenses	57,300	67,682	224,284	244,502
Operating loss	(8,183)	(42,809)	(16,191)	(43,522)
Interest income, net	(1,138)	(1,629)	(3,559)	(4,692)
Other income, net	(2,035)	(1,500)	(3,353)	(8,968)
Loss before income taxes	(5,010)	(39,680)	(9,279)	(29,862)
Income tax expense (benefit)	24,040	(5,414)	25,015	(3,329)
Net loss	$(29,050)	$(34,266)	$(34,294)	$(26,533)
Weighted average common shares outstanding - Dilutive	10,277	10,237	10,264	10,221
Net loss per common share - Diluted	$(2.83)	$(3.35)	$(3.35)	$(2.60)

Segment Results
Net sales:
Fishing	$101,120	$72,704	$459,162	$452,341
Camping & Watercraft Recreation	11,860	13,680	58,071	66,635
Diving	22,753	19,365	75,458	73,628
Other / Eliminations	29	125	(276)	242
Total	$135,762	$105,874	$592,415	$592,846
Operating (loss) profit:
Fishing	$3,809	$(30,812)	$19,570	$(6,598)
Camping & Watercraft Recreation	(1,268)	(2,022)	918	(488)
Diving	1,411	(1,266)	1,667	(1,244)
Other / Eliminations	(12,135)	(8,709)	(38,346)	(35,192)
Total	$(8,183)	$(42,809)	$(16,191)	$(43,522)

Balance Sheet Information (End of Period)
Cash, cash equivalents, and short-term investments			$176,399	$162,039
Accounts receivable, net			50,454	40,649
Inventories, net			170,726	209,788
Total current assets			408,788	428,728
Total assets			604,103	635,212
Total current liabilities			104,640	90,444
Total liabilities			185,684	171,788
Shareholders’ equity			418,419	463,424

Johnson Outdoors Inc.
David Johnson	Patricia Penman
Chief Financial Officer	Chief Marketing Officer
262-631-6600	262-631-6600